UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 8, 2011

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and are therefore omitted.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2011, the Compensation Committee of the Board of Directors of Urologix, Inc. (the “Company”) recommended and the Board of Directors adopted the cash incentive plan for fiscal year 2012 (the “Incentive Plan”) and the performance goals under the Incentive Plan for Stryker Warren, Jr., Chief Executive Officer; Gregory J. Fluet, Chief Operating Officer; Brian J. Smrdel, Chief Financial Officer; Ralph P. Cardinal, Vice President, Research and Development; and Lisa A. Ackermann, Vice President Sales and Marketing (the “Executives”).

The performance goals under the Incentive Plan for Messrs. Warren, Fluet, Smrdel and Cardinal consist of the Company’s revenue for fiscal year 2012, strategic objectives relating to the Prostiva business, and management of cash usage in fiscal year 2012, with these goals weighted 60%, 30% and 10%, respectively. The performance goals under the Incentive Plan for Ms. Ackermann consist of the Company’s revenue for fiscal year 2012, sales and marketing expense as a percentage of revenue for fiscal year 2012 (“sales expense”), and average selling prices (ASPs) for fiscal year 2012, with these goals weighted 60%, 20% and 20%, respectively.

The Compensation Committee also established minimum, target and maximum performance goals relating to revenue in fiscal year 2012, approved strategic objectives, and approved cash management, sales expense and ASP goals for fiscal year 2012. The cash bonus amount relating to revenue for fiscal year 2012 will be adjusted if the Company’s revenue exceeds or is less than the target level, up to two times the target payout at the maximum level for Messrs. Warren, Fluet, Smrdel and Cardinal and reduced to one-tenth the target payout at the minimum level for all Executives. There is no maximum goal with respect to revenue in fiscal year 2012 for Ms. Ackermann and her bonus relating to this measure is not subject to a cap, except that to the extent that the sales expense exceeds the target amount, there will be a corresponding decrease in the revenue multiplier for Ms. Ackermann. Under the Incentive Plan, achievement of the revenue goal at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum, at which point the Executive is entitled to no bonus with respect to that measure. For the cash management goal and ASP goal, the target amount is also the minimum amount of achievement that will result in any bonus relating to this measure and there is no adjustment in the bonus amounts for achievement beyond the target/minimum. All of the strategic objectives must be met in full before any payout will be made relating to this measure. With respect to the sales expense goal, the Compensation Committee established a target amount that is also the minimum amount of achievement and there is no adjustment in the bonus amounts for achievement beyond the target/minimum.

Payouts of the cash bonus will be made following the Compensation Committee’s determinations at the end of the fiscal year to those Executives who continue to be employed as of the end of the fiscal year.

The following table shows the bonus that may be earned under the Incentive Plan by each Executive as a percentage of each of his or her respective annual base salary.

	2012 Incentive Plan
Name of Executive	% of Salary For FY 2012 Performance at Incentive Plan Target	% of Salary For FY 2012 Performance at Incentive Plan Maximum
Stryker Warren, Jr.	40%	64%
Gregory J. Fluet	30%	48%
Brian J. Smrdel	30%	48%
Ralph P. Cardinal	30%	48%
Lisa A. Ackermann	38%	61%

For Messrs. Warren, Fluet, Smrdel and Cardinal, (i) “target” assumes achievement of the target revenue goal, achievement of all strategic objectives in full, and achievement of the cash management goal and (ii) “maximum” assumes achievement of the maximum revenue goal, achievement of the strategic objectives in full, and achievement of the cash management goal. For Ms. Ackermann, (i) “target” assumes achievement of the target revenue goal, achievement of the sales expense goal, and achievement of the ASP goal and (ii) “maximum” assumes achievement of the revenue goal at the maximum level applicable to Messrs. Warren, Fluet, Smrdel and Cardinal (although her bonus relating to this measure is not subject to a cap), achievement of the sales expense goal, and achievement of the ASP goal.

ITEM 5.07	Submission of Matters to a Vote of Security Holders

The Company held its 2011 Annual Meeting of Shareholders (the “Annual Meeting”) on November 8, 2011 at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minnetonka, Minnesota, beginning at 4:00 p.m., local time. Of the 14,692,527 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting, 13,131,335 shares were present either in person or by proxy. The final results of voting for each matter submitted to a vote of shareholders at the Annual Meeting are set forth below.

Proposal 1. To elect two (2) directors of the Company to hold office for a term of three years or until their respective successors have been elected and shall qualify.

Nominee	For	Withhold	Broker Non-Vote
Sidney W. Emery, Jr.	7,012,306	49,735	6,069,294
Patrick D. Spangler	7,018,406	43,635	6,069,294

Proposal 2. To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2012.

For	Against	Abstain	Broker Non-Vote
13,063,942	63,768	3,625	-0-

As a result, Sidney W. Emery, Jr. and Patrick D. Spangler were each elected as a director of the Company and the appointment of KPMG LLP was ratified and approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Brian J. Smrdel
Brian J. Smrdel
Chief Financial Officer

Date: November 14, 2011